Yissum
Technology Transfer

The Hebrew University of Jerusalem

January 24, 2010

Dear Mr. Hickey,

Following your request to delay payment of the 2009 minimum royalty payment of $200,000 (the "2009 MRP") that SyntheMed, Inc. owes Yissum, we hereby propose the following arrangement:

1. SyntheMed will pay Yissum $ 50,000 US on January 11, 2010.

2. The remaining $150,000 US shall be paid to Yissum upon the earliest of

(a) the next fundraising of at least $1 million US;

(b) sale of all or most of its assets; or

(c) a change of control in which the current shareholders of the company hold less than 50% or less of the outstanding shares of SyntheMed or any successor company.

3. Upon the occurrence of the first of the events set forth in paragraph 2, above (the "Trigger Event"), the company shall pay Yissum the greater of:

a. $150,000 US plus interest of 6 month LIBOR plus 2% from January 11, 2010 through the Trigger Event date; or

b. An amount equal to the value of the number of shares in the company based on the closing market price on the date of the occurrence of the Trigger Event, that, based on the closing market price as of January 11, 2010, would have been worth $150,000 US, measured, upon the occurrence of such event, plus interest on $150,000 of 6 month LIBOR plus 2% from January 11, 2010 through the Trigger Event date. (For example, if as of January 11, 2010, a share in the company was worth $100 US, and on the date of the occurrence of a Trigger Event, a share is valued at $200, Yissum would be entitled to receive $300,000 US plus the interest on the original $150,000 US debt.) In this instance, the 2009 MRP shall represent the minimum annual royalty payment for 2009 as referenced in Amendment No. 6 to the Agreement between the parties dated June 14, 1991. For the avoidance of doubt, any amount above the 2009 MRP, including any amount to be paid on the Trigger Event date, such as accrued interest on the $150,000 or any increase in such amount as a result of the formula set forth in this subsection (the "Non-royalty Payments"), shall not be subject to Amendment No. 6 of the Agreement. Moreover, such Non-royalty Payments shall not be considered as part of the maximum total of royalties to be paid to Yissum, as set forth in paragraph 6 of Appendix E annexed

to the License Agreement between Yissum and Synthemed (formerly Biomedical Polymers International), date June 14, 1991.

4. By executing this agreement, Yissum and SyntheMed hereby certify that any and all necessary approvals and consents for effectiveness of the agreement have been obtained.

Sincerely yours,

Mr. Yaacov Michlin
President & CEO

Ms. Elena Canetti
VP Scientific Research Services
24. 1. 2010

Approved by Synthemed:

Mr. Robert Hickey
President & CEO
SyntheMed, Inc.
Date: 1/21/10